MEREDITH CORPORATION
FISCAL 2010 FIRST QUARTER
    INVESTOR CONFERENCE CALL

Mike Lovell

Good morning. I am Mike Lovell, director of investor relations at Meredith Corp. Before Chief Executive Officer Steve Lacy begins our discussion, I’ll take care of a few housekeeping items.

In our remarks today, we will include statements that are considered forward-looking within the meaning of federal securities laws.  The forward-looking statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements.  A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings.  The company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in combination with GAAP results provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP measures to GAAP results are posted on Meredith’s Web site, as well.

With that, Steve will begin the presentation.

Steve Lacy

Good morning.  Today I’ll start with some thoughts on the current business environment, describe how Meredith is responding, and provide more detail on our operating performance.  Joe Ceryanec, our chief financial officer, will go into greater depth on our financials and provide our outlook.

Following our prepared comments, we will be happy to answer any questions you may have. Joining us for the Q&A will be Jack Griffin, our National Media Group president, and Paul Karpowicz, our Local Media Group president.

OVERVIEW

Let me start this morning with a brief financial overview. Fiscal 2010 first quarter earnings per share were $0.40, compared to $0.41 in the year-ago period.  Revenues were $332 million, compared to $364 million in the prior-year period.

Fiscal 2010 first quarter results included a benefit of $0.06 per share, reflecting a favorable adjustment to deferred income tax liabilities as a result of new legislation enacted during the quarter.  Excluding the tax benefit, first quarter earnings per share were $0.34, in-line with previously stated expectations.  In the first quarter of fiscal 2010, we recorded $5 million less in net political advertising revenues when compared to the prior-year period.

Looking broadly across our businesses, the performance improvement plan we put in place a little more than a year ago is clearly helping us navigate the recession.  To refresh everyone, the four key elements of that plan include (1) gaining market share; (2) increasing our consumer connections; (3) growing new revenues; and (4) prudently managing expenses and reducing debt.  Let me touch briefly on each:

We posted sequential quarterly improvement in advertising performance in both our National (formerly Publishing) and Local (formerly Broadcasting) media groups. Our total advertising revenues were $192 million in the first quarter of fiscal 2010, off 9 percent from the prior-year period.  However, this performance shows continued improvement when compared to a 15 percent decline in our fourth quarter of fiscal 2009, and an 18 percent decline in our third quarter of fiscal 2009.

Our performance was better than the industry as a whole.  Of particular note, our two largest-circulation magazines – Better Homes and Gardens and Family Circle – grew advertising revenues 3 percent and 13 percent, respectively, during the first quarter of fiscal 2010 compared to the prior-year period.

This helped us gain market share.  On the magazine side, we grew share in the quarter to 12.2 percent of overall industry advertising revenues from 8.7 percent in the prior-year period, according to the most recently available data from the Publishers Information Bureau.  For calendar 2009 to date, our market share of advertising revenues stands at 12.4 percent, up from 9.5 percent during calendar 2008.

Obviously, we are pleased with these meaningful share gains and our advertising pricing, which was within our expectations.  Jack Griffin will share his thoughts regarding the magazine advertising environment during the Q&A.

Our television stations also outperformed the industry as a whole by approximately seven percentage points during the quarter, according to the most recently available data from the Television Bureau of Advertising.  You will hear from Paul Karpowicz regarding the television advertising environment on the Q&A as well.

Our connection to the American consumer continues to be strong and growing.  Magazine subscription response rates are strong, and we grew profits across our circulation activities during the quarter. Additionally, we drove improvement in news ratings at our local television stations, and traffic across our 60-plus Web sites grew strongly.

We also continued to develop businesses that are not based on traditional advertising, including Meredith Integrated Marketing, Brand Licensing and our video production operation.  I’ll go into more detail on those activities in a few moments.

Finally, we cut total operating expenses 8 percent, and reduced our debt by $20 million during the first quarter of fiscal 2010.  We continue to be well-positioned to make further investments in our business as strategic opportunities arise.

To summarize:  Our performance improvement plan is working.  We continue to view it as a blueprint for our ongoing success.  We’re confident that Meredith will emerge from the current recession faster than many of our peers and in a stronger competitive position.

Now, let’s take a closer look at our two major business operations, starting with the National Media Group.

NATIONAL MEDIA GROUP

We continue to see stabilization and improvement in magazine advertising revenues, which were off 5 percent for the first quarter of fiscal 2010.  This represented our third sequential quarter of improved advertising performance.

We also reduced National Media Group operating expenses 10 percent, resulting in a 14 percent increase in the group’s operating profit compared to the prior year.

Eleven of our 14 measured titles gained advertising market share, as measured by PIB.

These market share gains were being driven by several factors:

1.	First, our branded editorial content focuses on the subjects that matter most to women. This emphasis is more important now than ever.
2.	Our advertisers are seeking the most value for their advertising dollars. The reach and efficiency of our magazine portfolio continues to work in our favor.
3.
And finally, we have built a culture at Meredith that facilitates and encourages sales collaboration.  Our advertisers are increasingly asking for multi-platform campaigns to help strengthen their own connection to the individual consumer, and sell more products at retail. We have built a sales organization that can deliver on these requests, and these programs now represent approximately 15 to 20 percent of our advertising revenues.

As an example, during the quarter we sold multi-million dollar programs with two major prescription pharmaceutical brands.  The programs included custom content development as well as the creation of a multi-page booklet with relevant editorial that was delivered to consumers using our database targeting capabilities.

Our performance continues to attract industry recognition.  Earlier this month, Meredith was named Publishing Company of the Year by Advertising Age magazine, marking the third time in the last seven years we have received this honor.

Additionally, two of our titles were named to Ad Age’s “A-List.” Better Homes and Gardens was number two on the list, while Family Circle was number 3.  In addition to citing our better-than-industry ad performance, Ad Age singled out Meredith’s diversified initiatives, including digital enhancements, brand licensing agreements, and our marketing services expansion.

Turning to circulation, total revenues declined 2 percent as a result of fewer Special Interest Media titles published and soft retail sales, but circulation profit and related margin increased during the quarter compared to the prior-year period.  Our performance was assisted by efficiencies in both our subscription and our newsstand operation.  Of particular note, direct mail response rates to our subscription were strong.

Our growing consumer connection was also reflected in our online metrics during the fiscal first quarter.  Average monthly unique visitors to Meredith’s nationally branded Web sites increased more than 30 percent to 17 million, and page views per month averaged nearly 190 million.

We experienced mixed results in the Other revenue category in the first quarter of fiscal 2010, as lower revenues at Meredith Book and Meredith Integrated Marketing were partially offset by higher revenues in Brand Licensing.

Revenues at Meredith Books declined but operating profit increased, as planned, due to implementation of the previously announced licensing agreement with John Wiley and Sons Inc. At Meredith Integrated Marketing, revenues and operating profit declined due to cutbacks in certain existing programs, particularly among clients in the automotive and retail sectors. There were also fewer new programs launched during the quarter.

Integrated Marketing continues to be an important long-term growth engine and hedge against the month-to-month volatility of traditional advertising revenues.  We are well-positioned for future growth in this area, thanks to the additional capabilities we have added in the recent past.  A good example is the CRM/Loyalty program that our specialist health-care firm Big Communications, leads for a major pharmaceutical company that also involves the capabilities of three of our other marketing services firms.

Demand is definitely growing for integrated marketing programs that include digital and data analytics capabilities.  We are currently responding to more than a dozen requests for proposals that involve more than one of our service delivery capabilities.  And during the quarter, we further enhanced the services we offer to clients with our investment in The Hyperfactory, one of the industry’s leading mobile marketing specialists.

Brand Licensing revenues grew nearly 20 percent in the first quarter of fiscal 2010, primarily as a result of our growing relationship with Walmart.  The Better Homes and Gardens line of branded products at Walmart continues to receive favorable consumer feedback.

The number of Better Homes and Gardens-branded SKUs at Walmart tripled to approximately 1,500 when compared to the prior-year period.  In addition, a collection of interior paint colors selected by the editors of Better Homes and Gardens and co-marketed with Dutch Boy is now available in 1,700 Walmart stores.  Also, the Better Homes and Gardens licensing program debuted in Canada this month, and further expansion is planned in the spring of 2010.

To summarize the National Media Group discussion, while the advertising environment remains challenging, we are encouraged by the market-share gains and improving quarter-over-quarter revenue trends we are delivering. Our consumer connection is stronger than ever; we continue to develop businesses that are not dependent on traditional advertising, and we are prudently managing expenses.

LOCAL MEDIA GROUP

Now turning to our Local Media Group, fiscal 2010 first quarter non-political revenues were down 7 percent, with automotive advertising accounting for more than half of the decline.  We recorded $5 million less in net political advertising revenues in the first quarter of fiscal 2010 compared to the prior year.

Similar to the strategy we are pursuing in our National Media business, we are focused on increasing our market share of local advertisers and viewers alike; strengthening our connection to our consumer; growing new revenue streams; and prudently managing our costs.  These are all tenets of our ongoing performance improvement plan.

Many of our television stations posted stronger ratings during the recently completed July sweeps.

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Our stations in Portland, Hartford and Las Vegas captured a larger share of morning news viewers and maintained their #1 positions.  Additionally, our CBS affiliate in Atlanta doubled its morning news viewership.

•	In late news, where ad rates are the highest, Hartford’s viewership rose 25 percent, Atlanta rose 22 percent, and Phoenix increased 14 percent as well.

Looking at new revenue streams, Meredith Video Solutions posted strong revenue growth in the first quarter of fiscal 2010 from the prior-year period. The gains were primarily driven by growth in custom video projects for corporate clients, as well as continued expansion of the daily Better television show. The show – which represents another example of our strong connection to the individual consumer – now reaches more than 40 percent of U.S. households, including half of those located within the nation’s top 10 markets.

Retransmission fees – another example of our new revenue stream development – nearly doubled in the first fiscal quarter of 2010 from a year ago.  We expect retransmission fees will be more than $20 million for the full fiscal 2010.

To summarize our Local Media Group discussion, the television industry is experiencing one of the most difficult advertising environments in its history.  But, we are seeing some traction and quarter-over-quarter improvement in advertising performance.  We are encouraged by the ratings gains at our stations, and our ability to grow new revenue streams from video content creation and retransmission fees.  We continue to believe that television remains the most powerful and efficient way for advertisers to reach the American consumer.

Now, I’ll turn the discussion over to Chief Financial Officer Joe Ceryanec.

FINANCIAL UPDATE (JOE CERYANEC)

Thanks Steve. As Steve noted, key elements of our performance improvement plan focus on reducing costs, managing our cash and aggressively reducing our debt.

Company-wide operating expenses declined 8 percent in the first quarter of fiscal 2010.  They were down 10 percent in the National Media Group, and 2 percent in the Local Media Group.

While we have made significant progress in reducing costs, we continue to aggressively look for ways to run our businesses more efficiently.  This includes looking at the ways we (1) create and distribute our branded content; (2) source the materials we purchase;  (3) provide support functions across the organization, particularly in the information technology area;  and (4) manage employee benefits.  During the first quarter of fiscal 2010, we have engaged third party consultants to help us further these efforts.

We generated nearly $30 million in cash flow from operations during the first quarter of fiscal 2010, and we reduced debt by $20 million from the prior fiscal year end.  Our total debt was $360 million at the end of the quarter, and our debt-to-EBITDA ratio was 1.7 to 1 – which continues to be well under our existing debt covenants.

Even in these difficult times, we continued to strengthen our balance sheet.   During our upcoming year, we will continue to exercise aggressive cash and expense management across the company.

We continue to be well-positioned to weather the current softness in advertising and the general market, and are well-positioned to capitalize on opportunities as they arise.

OUTLOOK

Looking at the second quarter of fiscal 2010, with two of three magazine issues closed in the National Media Group, advertising revenues are currently down in the mid single-digit range. Local Media Group non-political advertising pacings are currently down 8 percent.  The Local Media Group will be cycling against $17 million in net political advertising revenues recorded in the second quarter of fiscal 2009.

We currently expect fiscal 2010 second quarter earnings to range from $0.33 to $0.38 per share.  Looking to the remainder of fiscal 2010, we continue to operate in an increasingly competitive environment in terms of advertising volume and rates.  Additionally, we have limited visibility into our customers’ advertising budgets which will reset in January 2010.  We continue to expect fiscal 2010 earnings per share to range from $1.60 to $2.00, excluding the impact of the previously mentioned deferred income tax liability adjustment.

We expect our effective tax rate to be approximately 40 percent in both the second quarter and for the full year, excluding the impact of the previously mentioned first quarter tax adjustment.

A number of uncertainties remain that may affect our outlook for the second fiscal quarter and full year of 2010. These are referenced in our “Safe Harbor” statement in today’s press release and in our SEC filings.

And now I’ll turn it back to Steve for closing comments.

CONCLUSION

To wrap up quickly before the Q&A, we believe Meredith possesses a very solid foundation and that we are well-positioned to build shareholder value over time.

We’re confident we will manage through this difficult economic period and emerge in an even stronger competitive position.

Now, we’d be happy to answer any questions you might have.